          As filed with the Securities and Exchange Commission on April 30, 1998
                                                      Registration No. 333-48037


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                Amendment No. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                             NOVELLUS SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

            California                                    77-0024666
   (State or other jurisdiction                        (I.R.S. employer
 of incorporation or organization)                  identification number)

                             3970 North First Street
                           San Jose, California 95134
                                 (408) 943-9700

                   (Address, including ZIP code, and telephone
             number, including area code, of registrant's principal
                               executive offices)
                              --------------------

                                 Robert H. Smith
         Executive Vice President, Chief Financial Officer and Secretary
                             Novellus Systems, Inc.
                             3970 North First Street
                           San Jose, California 95134
                                 (408) 943-9700

                (Name, address, including ZIP code, and telephone
                    number, including area code, of agent for
                                    service)
                              --------------------

                                   Copies To:

                            Michael C. Phillips, Esq.
                            William D. Sherman, Esq.
                           Christopher S. Dewees, Esq.
                             MORRISON & FOERSTER LLP
                               755 Page Mill Road
                           Palo Alto, California 94304
                                 (650) 813-5600
                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED APRIL 30, 1998

                                  $300,000,000
                             NOVELLUS SYSTEMS, INC.

                COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,
                    WARRANTS, DEBT SECURITIES AND WARRANTS TO
                            PURCHASE DEBT SECURITIES


        Novellus Systems, Inc., a California corporation ("Novellus" or the "Company"), may issue and sell from time to time up to $300,000,000 in the aggregate of (a) shares of its Common Stock, no par value ("Common Stock"), (b) shares of its Preferred Stock, no par value ("Preferred Stock"), in one or more series, (c) its depositary shares ("Depositary Shares"), (d) its warrants to purchase shares of Common Stock or Preferred Stock ("Warrants"), (e) its debt securities ("Debt Securities"), and (f) its warrants to purchase Debt Securities ("Debt Warrants"), or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms and conditions to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares, Warrants, Debt Securities and Debt Warrants are collectively referred to herein as "Securities." All specific terms of the offering and sale of Securities, including the specific (a) designation, rights, preferences, privileges and restrictions of Preferred Stock, including dividend rate or rates (or method of ascertaining the same), dividend payment dates, voting rights, liquidation preference, and any conversion, exchange, redemption or sinking fund provisions, (b) designation, rights, and restrictions of the Debt Securities, including whether the Debt securities are senior or subordinated, the currency or currency units in which Debt Securities are denominated, the aggregate principal amount, the maturity, rate and time of payment of interest, any conversion, exchange, redemption or sinking fund provisions, and (c) initial underwriters, if any, to be utilized in connection with the offering of Securities, will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"). With regard to the Warrants and Debt Warrants, if any, the Prospectus Supplement will contain a description of the Common Stock, Preferred Stock and Debt Securities, respectively, for which each warrant may be exercisable and the offering price, exercise price, duration, detachability, call provisions and other principal terms of the warrants. Novellus reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents.

        Novellus may offer the Securities directly, through agents designated from time to time by Novellus, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of the Securities.

                               -------------------

      FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SECURITIES, SEE
                      "RISK FACTORS" BEGINNING ON PAGE 4.
                               -------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
             OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                               -------------------


                The date of this Prospectus is __________, ____.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section , 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the
Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "NVLS." The foregoing material also should be available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington DC 20006.

        The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

        a. The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (including relevant portions of the Company's definitive proxy statement for the 1998 annual meeting of shareholders specifically incorporated by reference in Part III of such Form 10-K); and

        b. The Company's Registration Statement on Form 8-A filed with the Commission on September 1, 1988.

        Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to the Company's Executive Vice President and Chief Financial Officer, Novellus Systems, Inc., 3970 North First Street, San Jose, California 95134, telephone number: (408) 943-9700.

        As used herein, the terms "Company" and "Novellus" mean Novellus Systems, Inc., a California corporation.

                                   THE COMPANY

        Novellus is a leading supplier of high productivity chemical vapor deposition ("CVD") systems used in the fabrication of integrated circuits. CVD systems are used to deposit all of the dielectric (insulating) layers and certain of the conductive metal layers on the surface of a semiconductor wafer. The overall growth in the semiconductor industry and the increasing number of layers used in complex integrated circuits have led to increased demand for advanced CVD equipment. The Company's products are differentiated by their simultaneous ability to provide superior film quality while providing high productivity and low cost of ownership in the advanced CVD market. The Company's strategy is to focus on major semiconductor manufacturers, and the Company has sold one or more of its systems to each of the 20 largest semiconductor manufacturers in the world. On June 20, 1997, the Company completed the acquisition of the Thin Film Systems business ("TFS") of Varian Associates, Inc. ("Varian"). TFS manufactures and markets equipment for physical vapor deposition ("PVD"), a critical technology in the production of advanced semiconductor logic and memory devices.

        The semiconductor industry has experienced significant growth in recent years due to the continued growth of the personal computer market, the expansion of the telecommunications industry, the emergence of new applications such as consumer electronics products, wireless communications devices and mobile computers and the increased semiconductor content in these electronics systems. Significant performance advantages and lower prices for integrated circuits have contributed to the growth and expansion of the semiconductor industry. In response to the growth in demand for integrated circuits, the semiconductor industry has continued to increase its manufacturing capacity through the expansion of existing facilities and construction of new facilities.

        The fabrication of integrated circuits requires a number of complex and repetitive processing steps, including deposition, photolithography and etch. Deposition is a process in which a film of either electrically insulating or electrically conductive material is deposited on the surface of a wafer. The two principal methods of this film deposition are CVD, which can be used to deposit both insulating and conductive films, and PVD, which is used primarily for sputtering conductive metals onto the wafer surface. In the CVD process, wafers are typically placed in a reaction chamber and a variety of pure and precisely metered gases are introduced while some form of energy is added to activate a chemical reaction on the wafer surface. The result of this reaction is the deposition of a film on the wafer.

        CVD processes are used to deposit all of the dielectric films in an integrated circuit. The dielectric layers in an integrated circuit include the initial interlayer, portions of the interconnect layers and the final passivation layer. CVD is also used for deposition of conductive metal layers, particularly those metals that are more difficult to deposit in smaller line width geometry devices through conventional PVD or other deposition technology. CVD technology is particularly effective for depositing blanket tungsten as a "plug" layer that connects one conductive metal layer to another in a multi-level integrated circuit. For such applications, tungsten is replacing aluminum, which has certain physical properties that reduce its efficacy for the smaller interconnect holes of devices with smaller line width geometries.

        Since the introduction of its original Concept One-Dielectric system in 1987, the Company has developed and now offers a family of processing systems for the CVD dielectric and metal markets. The Concept One-Dielectric deposits a variety of insulating or "dielectric" films on wafers including Oxide, Nitride and TEOS. In 1990, the Company introduced a modified version of the Concept One-Dielectric, the Concept One-W, which also uses a CVD process to deposit blanket tungsten metal films on wafers primarily as the metal interconnect between conductor layers in the integrated circuit layers. In November 1991, the Company introduced the Concept Two, which is a modular, integrated production system capable of depositing both dielectric and conductive metal layers by combining one or more processing chambers around a common, automated robotic wafer handler. In February 1996, the Company introduced SPEED on the Concept Two platform. Targeted at advanced intermetal dielectric (IMD) deposition, SPEED is the semiconductor industry's first high density plasma deposition solution capable of high volume manufacturing.

        The INOVA(TM) system, which is in the final stages of development, is an advanced PVD system that delivers Maxfill aluminum and superior Ti/Ti-nitride film quality with excellent particle performance. Maxfill is an innovative, low-pressure, low-k compatible process for aluminum via fill. The Ti/TiN process is in production with Controlled Divergence Technology (CDS). The INOVA(TM) is a multi-chamber single wafer processing system. INOVA(TM) Tantalum films are designed to enable barriers for copper metallization.

        In December 1997, the Company introduced its Concept 3(TM) family of chemical vapor deposition systems for dielectric and tungsten applications on 300mm wafers. The new Concept 3(TM) products are the C3-SPEED(TM), the C3-SEQUEL(TM), and the C-3 ALTUS(TM).

        The Company markets and sells its systems worldwide, primarily through a direct sales force. The Company seeks to increase its market share in the worldwide CVD and PVD market and strengthen its position as a leading supplier of advanced equipment. The Company's sales objective is to work closely with major semiconductor manufacturers to secure purchase orders for multiple systems as they expand existing facilities and build next generation wafer fabrication facilities.

        The Company was incorporated in California in 1984. The Company's headquarters are located at 3970 North First Street, San Jose, California 95134, and its telephone number (408) 943-9700.

                                 USE OF PROCEEDS

        Unless otherwise indicated in the applicable Prospectus Supplement, the Company intends to use the net proceeds of any sale of Securities for general corporate purposes including, without limitation, at its option, the repayment of debt.


                                  RISK FACTORS

        The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Securities offered hereby. The statements contained in this Prospectus that are not purely historical are "forward-looking statements" within the meaning of
Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the Company's expectations, anticipations, hopes, beliefs, intentions or strategies regarding the future. It is important to note that actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed below as well as those set forth elsewhere in this Prospectus and from time to time in the Company's Reports on Form 10-K, 10-Q, 8-K and Annual Reports to Shareholders. The forward-looking statements are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

VOLATILITY OF THE SEMICONDUCTOR MARKET

        The Company's business depends predominantly on capital expenditures of semiconductor manufacturers, which, in turn, depend on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. The semiconductor industry has historically been very cyclical and has experienced periodic downturns, which have had a material adverse effect on the semiconductor industry's demand for semiconductor processing equipment, including equipment manufactured and marketed by the Company. No assurance can be given that the Company's net sales and operating results will not be adversely affected if downturns or slowdowns in the rate of capital investment in the semiconductor industry occur in the future. In addition, the semiconductor equipment industry is highly competitive, and subject to rapid change and new products and enhancements.

VARIABILITY OF QUARTERLY OPERATING RESULTS

        The Company has experienced and expects to continue to experience significant fluctuations in its quarterly operating results. During each quarter, the Company customarily sells a relatively small number of systems that typically sell for prices in excess of $1 million. The Company's backlog at the beginning of each quarter does not necessarily include all system sales needed to achieve expected net sales for that quarter. Consequently, the Company will often be dependent on obtaining orders for shipment in the same quarter that the order is received. Because the Company builds its systems according to forecast, the absence of significant backlog for an extended period of time could hinder the Company's ability to plan production and inventory levels, which could adversely affect operating results. The Company's net sales and operating results could also be adversely affected for a particular quarter if an anticipated order for even a few systems is not received in time to permit shipment during that quarter. Moreover, customers may reschedule or cancel shipments, with, in the case of cancellations, little or no penalties, and production difficulties could delay shipments. A delay in a shipment in any quarter, due, for example, to an unanticipated shipment rescheduling, to cancellations by customers or to unexpected manufacturing difficulties experienced by the Company, may cause net sales in such quarter to fall significantly below the Company's expectations and may thus materially adversely affect the Company's operating results for such quarter. The timing of new product announcements and releases by the Company may also contribute to fluctuations in quarterly operating results, particularly in cases where new product offerings cause customers to defer ordering products from the Company's existing product lines. The Company's results of operations also could be affected by new product announcements and releases by the Company's competitors, the volume, mix and timing of orders received during a period, availability and pricing of key components, fluctuations in foreign exchange rates, and conditions in the semiconductor equipment industry. The Company's operating results also fluctuate based on gross profit realized on system sales. Gross profit as a percentage of net sales may vary based on a variety of factors, including the mix and average selling prices of products sold and costs to manufacture upgrades and to customize systems. Because the Company's operating expenses are based on anticipated net sales levels, and a high percentage of those expenses are relatively fixed, a variation in the timing of recognition of net sales and the level of gross profit from a single transaction can cause material variations in operating results from quarter to quarter.

HIGHLY COMPETITIVE INDUSTRY

        The semiconductor equipment industry is highly competitive. The Company faces substantial competition in the markets in which it competes from both established competitors and potential new entrants. In the CVD and PVD markets, the Company's principal competitor is Applied Materials, Inc., which is a major supplier of CVD and PVD systems that has established a substantial base of CVD, PVD and other equipment in large semiconductor manufacturers. Certain of the Company's competitors have greater financial, marketing, technical or other resources, broader product lines, greater customer service capabilities and larger and more established sales organizations and customer bases than the Company. The Company may also face future competition from new market entrants from overseas and domestic sources. The Company expects its competitors to continue to improve the design and performance of their products. There can be no assurance that the Company's competitors will not develop enhancements to or future generations of competitive products that will offer superior price or performance features, and there can be no assurance that the Company will be successful, or as successful as its competitors, in selecting, developing, manufacturing, and marketing its new products, or enhancing its existing products. Failure to successfully develop new products could materially adversely affect the Company's business, financial condition, and results of operations. In addition, a substantial investment is required by customers to install and integrate capital equipment into a semiconductor production line. As a result, once a semiconductor manufacturer has selected a particular vendor's capital equipment, the Company believes that the manufacturer will be generally reliant upon that equipment for the specific production line application. Accordingly, the Company may experience difficulty in selling a product to a particular customer for a significant period of time if that customer selects a competitor's product. Increased competitive pressure could lead to lower prices for the Company's products, thereby adversely affecting the Company's operating results. There can be no assurance that the Company will be able to compete successfully in the future.

PRODUCT CONCENTRATION

        The Company's deposition products are almost exclusively targeted for the CVD and PVD markets. Substantially all of the Company's net sales to date have been attributable to sales of the Company's Concept One and Concept Two product lines, and optional upgrades to these systems. Should the demand for, or pricing of, these product lines decline, due to the introduction of superior systems by competitors, changes in the semiconductor industry or other factors, the Company's results of operations would be materially adversely affected. The ability of the Company to diversify its operations through the addition of new process capabilities to the existing systems or through the introduction and sale of new products is dependent on the success of the Company's continuing research and development activities, as well as its marketing efforts. No assurance can be given that the Company will be able to develop or acquire, introduce or market new products in a timely or cost-effective manner or that any new products or improvements will achieve sustained market acceptance.

CUSTOMER CONCENTRATION AND LENGTHY SALES CYCLES

        Historically, the Company has sold a significant proportion of its systems in any particular period to a limited number of customers. Sales to the Company's ten largest customers in 1997, 1996 and 1995 accounted for approximately 53%, 59% and 58% of net sales, respectively. The Company expects that sales of its products to relatively few customers will continue to account for a high percentage of its net sales in the foreseeable future. None of the Company's customers has entered into a long-term agreement requiring it to purchase the Company's products. The Company believes that sales to certain of its customers will decrease in the near future as those customers complete current purchasing requirements for new or expanded fabrication facilities. The composition of the group comprising the Company's largest customers has varied from year to year. The loss of a significant customer or any reduction in orders from any significant customer, including reductions due to customer departures from recent buying patterns, market, economic or competitive conditions in the semiconductor industry or in the industries that manufacture products utilizing integrated circuits, could adversely affect the Company's business, financial condition and results of operations. In addition, sales of the Company's systems depend, in significant part, upon the decision of a prospective customer to increase manufacturing capacity or to expand current manufacturing capacity, both of which typically involve a significant capital commitment. The Company has from time to time experienced delays in finalizing system sales following initial system qualification. Due to these and other factors, the Company's systems typically have a lengthy sales cycle during which the Company may expend substantial funds and management effort.

RAPID TECHNOLOGICAL CHANGE; IMPORTANCE OF TIMELY PRODUCT INTRODUCTION

        The semiconductor manufacturing industry is subject to rapid technological change and new product introductions and enhancements. The Company's ability to remain competitive in this market will depend in part upon its ability to develop new and enhanced systems and to introduce these systems at competitive prices and on a timely and cost-effective basis. The success of the Company in developing, introducing and selling new and enhanced systems depends upon a variety of factors, including product selection, timely and efficient completion of product design and development, timely and efficient implementation of manufacturing and assembly processes, product performance in the field and effective sales and marketing. There can be no assurance that the Company will be successful in selecting, developing, manufacturing and marketing new products or in enhancing its existing products. As is typical in the semiconductor capital equipment market, the Company has experienced delays from time to time in the introduction of, and certain technical and manufacturing difficulties with, certain of its systems and enhancements and may experience delays and technical and manufacturing difficulties in future introductions or volume production of new systems or enhancements. The Company's inability to complete the development or meet the technical specifications of any of its new systems or enhancements or to manufacture and ship these systems or enhancements in volume in a timely manner would materially adversely affect the Company's business, financial condition and results of operations, as well as its relationships with customers. In addition, the Company may incur substantial unanticipated costs to ensure the functionality and reliability of its future product introductions early in the product's life cycle. If new products have reliability or quality problems, reduced orders or higher manufacturing costs, delays in collecting accounts receivable and additional service and warranty expense may result. Any of such events could materially adversely affect the Company's business, financial condition and results of operations.

PATENTS AND PROPRIETARY RIGHTS

        The Company intends to continue to pursue the legal protection of its technology primarily through patent and trade secret protection. The Company currently holds over 100 patents, and intends to file additional patent applications as appropriate. There can be no assurance that patents will issue from any of these pending applications or that any claims allowed from existing or pending patents will be sufficiently broad to protect the Company's technology. While the Company intends to protect its intellectual property rights vigorously, there can be no assurance that any patents held by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The Company also relies on trade secrets and proprietary technology that it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by others.

        There has also been substantial litigation regarding patent and other intellectual property rights in semiconductor related industries. The Company is currently involved in such litigation (See "-- Pending Litigation"), and, although it is not aware of any infringement by its products of any patent or proprietary rights of others, it could become involved in additional litigation in the future. Although the Company does not believe the outcome of the current litigation will have a material impact on the Company's financial condition or results of operations, no assurances can be given that this litigation or future litigation will not have such an impact. In addition to the current litigation, further commercialization of the Company's products could provoke additional claims of infringement from third parties. In the future, litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could result in substantial cost and diversion of effort by the Company, which by itself could have a material adverse effect on the Company's financial condition and operating results. Further, adverse determinations in such litigation could result in the Company's loss of proprietary rights, subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any of which could have a material adverse effect on the Company's financial condition and results of operations.

DEPENDENCE ON LIMITED SOURCE SUPPLIERS

        Certain of the components and subassemblies included in the Concept One-Dielectric, Concept One-W and Concept Two are obtained from a limited group of suppliers. Although the Company seeks to reduce its dependence on these limited source suppliers, disruption or termination of certain of these sources could occur and such disruptions could have at least a temporary adverse effect on the Company's operations. Moreover, a prolonged inability to obtain certain components could have a material adverse effect on the Company's business and results of operations and could result in damage to customer relationships.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

        Export sales accounted for approximately 47%, 64%, and 56% of net sales in 1997, 1996, and 1995, respectively. The Company anticipates that export sales will account for a significant portion of net sales in the foreseeable future. As a result, a significant portion of the Company's sales will be subject to certain risks, including tariffs and other barriers, difficulties in staffing and managing foreign subsidiary operations, difficulties in managing distributors, potentially adverse tax consequences, and the possibility of difficulty in accounts receivable collection. The Company is also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of semiconductor products. The Company cannot predict whether quotas, duties, taxes, or other charges or restrictions will be implemented by the United States or any other country upon the importation or exportation of the Company's products in the future. There can be no assurance that any of these factors or the adoption of restrictive policies will not have a material adverse effect on the Company's business, financial condition or results of operations. Moreover, each region in the global semiconductor equipment market exhibits unique characteristics that can cause capital equipment investment patterns to vary significantly from period to period. Although international markets provide the Company with significant growth opportunities, periodic economic downturns, trade balance issues, political instability and fluctuations in interest and foreign currency exchange rates are all risks that could affect global products and service demand. Many Pacific Rim countries are currently experiencing banking and currency difficulties that could lead to economic recession in those countries. Specifically, the decline in value of the Korean currency, together with difficulties obtaining credit, could result in a decline in the purchasing power of the Company's Korean customers. This in turn could result in the cancellation or delay of orders for the Company's products from Korean customers, thus adversely affecting the Company's business, financial condition or results of operations. In addition, if Japan's economy weakens further, investments by Japanese customers may be negatively affected and it is possible that economic recovery in other Pacific Rim countries could be delayed.

        In addition to the concerns described above, sales of systems shipped by the Company's Japanese subsidiary are denominated in Japanese Yen. The Company sells the systems to its Japanese subsidiary in U.S. Dollars. It then enters into forward foreign exchange contracts to hedge against the short-term impact of foreign currency fluctuations of intercompany accounts payable denominated in U.S. Dollars recorded by the Japanese subsidiary in order to manage this exposure. However, there can be no assurance that future changes in the Japanese Yen will not have a material effect on the Company's business, financial condition or results of operations.

DEPENDENCE ON KEY PERSONNEL AND MANAGEMENT OF GROWTH

        The Company's success depends to a significant extent upon a limited number of key employees and other members of senior management of the Company. The loss of the service of one or more of these key employees could have a material adverse effect on the Company. Although the Company has recently experienced significant growth in net sales, there can be no assurance that the Company will be able to continue to maintain or increase the level of net sales in future periods. This growth has placed, and is expected to continue to place, a significant strain on the Company's management and operations. The success of the Company's future operations depends in large part on the Company's ability to recruit and retain engineers and technicians, as well as marketing, sales, service and other key personnel, who in each case are in great demand. There can be no assurance that the Company will be successful in retaining or recruiting key personnel. The Company's inability to effectively manage growth, should it occur, or to attract and retain the personnel it requires, could have a material adverse effect on the Company's results of operations.

POSSIBLE VOLATILITY OF STOCK PRICE

        The stock price of the Securities may be subject to wide fluctuations and possible rapid increases or declines in a short time period. These fluctuations may be due to factors specific to the Company such as variations in quarterly operating results or changes in analysts' earnings estimates, or to factors relating to the semiconductor industry or to the securities markets in general, which, in recent years, have experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded. Investors in the Securities should be willing to incur the risk of such fluctuations. Sales of substantial amounts of Securities in the public market after any offering of Securities could adversely affect the market price of outstanding Securities.

PENDING LITIGATION

        Applied Materials, Inc. vs. Varian Associates Inc. (Case No. C-97-20523
RMW) and Novellus Systems, Inc. v. Applied Materials, Inc. (Case No. C-97-20551
RMW).

        On June 7, 1997, prior to the consummation of the purchase of the Thin Film Systems Business ("TFS") of Varian Associates ("Varian"), Applied Materials, Inc. ("Applied") filed a complaint (the "Applied Complaint") against Varian in the United States District Court for the Northern District of California San Jose Division, Civil

Action No. C-97-20523 RMW, alleging, among other things, infringement by Varian (including the making, using, selling and/or offering for sale of certain products and systems made by TFS) of United States Patent Nos. 5,171,412, 5,186,718, 5,496,455 and 5,540,821 (the "Applied Patents"), which patents are owned by Applied.

        Immediately after consummation of the TFS purchase, the Company filed a complaint (the "Company Complaint") against Applied in the same Court, Civil Action No. C-97-20551 RMW, alleging infringement by Applied (including the making, using, selling and/or offering for sale of certain products and systems) of the United States Patent Nos. 5,314,597, 5,330,628, and 5,635,036 (the "Company Patents"), which patents the Company acquired from Varian in the TFS purchase. In the Company Complaint, the Company also alleged that it is entitled to declarations from Applied that the Company does not infringe the Applied Patents and/or that the Applied Patents are invalid and/or unenforceable. Applied has filed counterclaims alleging that the Company infringes the Applied Patents.

        Also after consummation of the TFS purchase, but some time after the Company filed the Company Complaint, Applied amended the Applied Complaint to add the Company as a defendant. The Company has requested that the Court dismiss the Company as a defendant in Applied's lawsuit against Varian. The Court has not yet required the Company to file an answer to the Applied Complaint.

        In addition to a request for a permanent injunction against further infringement, the Applied Complaint and Applied's counterclaims to the Company Complaint include requests for damages for alleged prior infringement and treble damages for alleged "willful" infringement. In connection with the consummation of the TFS purchase, Varian agreed, under certain circumstances, to reimburse the Company for certain of its legal and other expenses in connection with the defense and prosecution of this litigation, and to indemnify the Company for a portion of any losses incurred by the Company arising from this litigation (including losses resulting from a permanent injunction). The Company and Varian believe that there are meritorious defenses to Applied's allegations, including among other things, that the Company's operations (including TFS products and systems) do not infringe the Applied Patents and/or that the Applied Patents are invalid and/or unenforceable. However, the resolution of intellectual property disputes is often fact intensive and, therefore, inherently uncertain. Although the Company believes that the ultimate outcome of the dispute with Applied will not have a material adverse effect on the Company's business or results of operations (taking into account both the defenses available to the Company and Varian's reimbursement and indemnity obligations), there can be no assurances that Applied will not ultimately prevail in this dispute and that, in such an event, Varian's reimbursement and indemnity obligations will not be sufficient to fully reimburse the Company for its losses.

        The Company Complaint against Applied also includes requests for damages for prior infringement and treble damages for "willful" infringement, in addition to a request for a permanent injunction for further infringement. Although the Company believes that it will prevail against Applied, there can be no assurances that the Company will prevail in its litigation against Applied.

        Other Litigation

        In addition, in the normal course of business, the Company from time to time receives inquiries with regard to possible other patent infringements. The Company believes it is unlikely that the outcome of the patent infringement inquiries will have a material adverse effect on the Company's financial position or results of operations.

        There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. Although the Company is not aware of any infringement by its products of any patents or proprietary rights of others except as claimed by Applied, further commercialization of the Company's products could provoke claims of infringement from third parties. In the future, litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could result in substantial cost and diversion of effort by the Company, which by itself could have a material adverse effect on the Company's financial condition and operating results. Further, adverse determinations in such litigation could result in the Company's loss of proprietary rights, subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any of which could have a material adverse effect on the Company's financial condition and results of operations.

CONCENTRATION OF CREDIT RISK

        The Company uses financial instruments that potentially subject it to concentrations of credit risk. Such instruments include cash equivalents, short-term investments, accounts receivable, and financial instruments used in hedging activities. The Company invests its cash in cash deposits, money market funds, commercial paper, certificates of deposit, readily marketable debt securities, or medium term notes. The Company places its investments with high-credit-quality financial institutions and limits the credit exposure from any one financial institution or instrument. To date, the Company has not experienced material losses on these investments. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. The Company has an exposure to nonperformance by counterparties on the foreign exchange contracts used in hedging activities. These counterparties are large international financial institutions and to date, no such counterparty has failed to meet its financial obligations to the Company. The Company does not believe there is a significant risk of nonperformance by these counterparties because the Company continuously monitors its positions and the credit ratings of such counterparties and the amount and contracts it enters into with any one party. However, there can be no assurance that there will not be significant nonperformance by these counterparties and that this would not materially adversely affect the Company's business, financial condition and results of operations.

YEAR 2000 COMPLIANCE

        The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The concern is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is currently utilizing both internal and external resources to correct or reprogram, and test the systems it owns or operates for the year 2000 problems. To date, the Company has had communications with its customers that plans are being developed to address the issues as it pertains to its own products. In addition, the Company believes it has identified all internal information systems that require updates to be year 2000 compliant, and has commenced a program to upgrade its current internal information system. Having completed the first stage of the upgrade for most of the Company in 1997, the Company is now preparing to upgrade its internal information system to the year 2000 compatible release as it becomes available from the vendor. Management estimates that the remaining Company's year 2000 compliance expense will be approximately $3.0 million. The Company does not anticipate that there is a significant issue as it pertains to its vendors, due to the Company's strategy of ensuring that it has alternate vendors for key components. The Company expects its year 2000 date conversion project, with respect to its own systems, to be completed on a timely basis. However, there can be no assurance that the systems of other companies on which the Company's systems and business rely also will be timely converted or that any such failure to convert by another company would not have a material adverse effect on the Company's business, financial condition or results of operations. In addition, there can be no assurance that the Company will be successful in addressing the year 2000 issues as they pertain to its own products and its own internal information systems, and that failure to do so would not have a material adverse effect on the Company's business, financial condition or results of operations.


                                  DESCRIPTION OF SECURITIES

        The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, no par value, and 10,000,000 shares of Preferred Stock, no par value.

COMMON STOCK

        As of February 27, 1998, there were 33,824,931 shares of Common Stock outstanding, held of record by approximately 765 shareholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders, except that upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription right. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of any offering will be fully paid and non-assessable.

PREFERRED STOCK

        Under the Company's Restated Articles of Incorporation, as amended, the Company's Board of Directors may direct the issuance of up to 10,000,000 shares of Preferred Stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by the Board of Directors without any further vote or action by Novellus' shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Novellus. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series. The description of Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the provisions in the provisions of the amendment to the Company's Restated Articles of Incorporation relating to that series. The applicable Prospectus Supplement will contain a description of certain United States Federal income tax consequences relating to the purchase and ownership of the series of Preferred Stock described in such Prospectus Supplement.

        The rights, preferences, privileges and restrictions of the Preferred Stock of each series will be fixed in the provisions in the amendment to the Company's Restated Articles of Incorporation relating to such series. A Prospectus Supplement, relating to each series, will specify the terms of the Preferred Stock as follows:

        (a) The maximum number of shares to constitute the series and the distinctive designation thereof;

        (b) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

        (c) The price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

        (d) The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of the series shall be entitled to receive upon the liquidation, dissolution or winding up of the affairs of Novellus;

        (e) Whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

        (f) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of Novellus or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

        (g)    The voting rights, if any, on the shares of the series; and

        (h) Any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions thereof.

DEPOSITARY SHARES

        The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which have been or will be filed with the Commission in connection with the offering of such series of the Preferred Stock.

        General

        Novellus may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, Novellus will provide for the issuance by a Depositary to the public of receipts for Depositary Shares, each of which will represent a fractional interest as set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock.

        The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited pursuant to an agreement (the "Deposit Agreement") between Novellus and a bank or trust company with its principal office in the United States (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares shall contain the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock underlying such Depositary Shares (including dividend, voting, redemption, conversion and liquidation rights). The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement.

        Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of Novellus, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at Novellus' expense.

        Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Shares is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts.

        Dividends and Other Distributions

        The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

        In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Novellus, sell such property and distribute the net proceeds from such sale to such holders.

        Redemption of Depositary Shares

        If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever Novellus redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

        After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

        Voting the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and Novellus will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock.

        Amendment and Termination of the Deposit Agreement

        The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Novellus and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by Novellus or the Depositary only if (1) all outstanding Depositary Shares relating thereto have been redeemed or (2) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of Novellus and such distribution has been distributed to the holders of the related Depositary Shares.

        Charges of Depositary

        Novellus will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Novellus will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

        Miscellaneous

        The Depositary will forward to the holders of Depositary Shares all reports and communications from Novellus which are delivered to the Depositary and which Novellus is required to furnish to the holders of the Preferred Stock.

        Neither the Depositary nor Novellus will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of Novellus and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

        Resignation and Removal of Depositary

        The Depositary may resign at any time by delivering to Novellus notice of its election to do so, and Novellus may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States.

WARRANTS

        The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. The following statements with respect to the Warrants are summaries of, and subject to, the detailed provisions of a warrant agreement ("Stock Warrant Agreement") to be entered into by Novellus and a warrant agent to be selected at the time of issue (the "Stock Warrant Agent").

        General

        The Warrants, evidenced by warrant certificates (the "Stock Warrant Certificates"), may be issued under the Stock Warrant Agreement independently or together with any Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. If Warrants are offered, the Prospectus Supplement will describe the terms of the Warrants. including the following: (1) the offering price, if any, (2) the designation and terms of the Common or Preferred Stock purchasable upon exercise of the Warrants; (3) the number of shares of Common or Preferred Stock purchasable upon exercise of one Warrant and the initial price at which such shares may be purchased upon exercise; (4) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (5) Federal income tax consequences; (6) call provisions, if any; (7) the currency, currencies or currency units in which the offering price, if any, and exercise price are payable; (8) the antidilution provisions of the Warrants; and (9) any other terms of the Warrants. The shares of Common Stock or Preferred Stock issuable upon exercise of the Warrants will, when issued in accordance with the Stock Warrant Agent, be fully paid and nonassessable.

        Exercise of Warrants

        Warrants may be exercised by surrendering to the Stock Warrant Agent the Stock Warrant Certificate signed by the warrantholder, or its duly authorized agent indicating the warrantholder's election to exercise all or a portion of the Warrants evidenced by the certificate. Surrendered Warrants shall be accompanied by payment of the aggregate exercise price of the Warrants to be exercised, as set forth in the Prospectus Supplement, which payment may be made in the form of cash or a check equal to the exercise price. Certificates evidencing duly exercised Warrants will be delivered by the Stock Warrant Agent to the transfer agent for the Common Stock. Upon receipt thereof, the transfer agent shall deliver or cause to be delivered, to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of Common Stock purchased. If fewer than all of the Warrants evidenced by any certificate are exercised, the Stock Warrant Agent shall deliver to the exercising warrantholder a new Warrant certificate representing the unexercised Warrants.

        Antidilution Provisions

        The exercise price payable and the number of shares of Common Stock or Preferred Stock purchasable upon the exercise of each Warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of Common Stock or Preferred Stock, respectively, or a combination, subdivision or reclassification of Common Stock or Preferred Stock, respectively. In lieu of adjusting the number of shares of Common Stock or Preferred Stock purchasable upon exercise of each Warrant, Novellus may elect to adjust the number of Warrants. No adjustment in the number of shares purchasable upon exercise of the Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Novellus may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Warrants, but Novellus will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of Novellus as an entirety or substantially as an entirety, the holder of each outstanding Warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common or Preferred Stock into which such Warrants were exercisable immediately prior thereto.

        No Rights as Stockholders

        Holders of Warrants will not be entitled, by virtue of being such holders, to vote, to consent. to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of Novellus or any other matter, or to exercise any rights whatsoever as stockholders of Novellus.

DEBT SECURITIES

        General

        Novellus may offer under this Prospectus Senior Debt Securities (as defined below) or Subordinated Debt Securities (as defined below) or any combination of the foregoing. The Debt Securities offered hereby will represent unsecured general obligations of Novellus, and will either (1) rank prior to all subordinated indebtedness of Novellus and pari passu with all other indebtedness of Novellus outstanding on the date of the Prospectus Supplement relating to such Debt Securities (the "Senior Debt Securities") or (2) be subordinate in right of payment to certain other debt obligations of Novellus outstanding on the date of the Prospectus Supplement (the "Subordinated Debt Securities"). The Senior Debt Securities and the Subordinated Debt Securities will each be issued under indentures. In this Prospectus, any indenture relating to Senior Debt Securities is referred to as a "Senior Indenture," any indenture relating to Subordinated Debt Securities is referred to as a "Subordinated Indenture" and the Senior Indenture and the Subordinated Indenture are collectively referred to as "Indentures." The following summary of certain Provisions that will be contained in the Indentures, if any Debt Securities are issued, does not purport to be complete and is qualified in its entirety by reference to the applicable Indenture and the applicable Prospectus Supplement.

        None of the Indentures will limit the amount of Debt Securities that may be issued thereunder, and each Indenture will provide that Debt Securities may be issued thereunder up to an aggregate principal amount authorized from time to time by Novellus and may be payable in any currency or currency unit designated by Novellus or in amounts determined by reference to an index. Reference is made to the Prospectus Supplement for the following terms and other information to the extent applicable with respect to the Debt Securities being offered thereby:
(1) the designation, aggregate principal amount. authorized denominations and priority of such Debt Securities; (2) the percentage of the principal amount at which such Debt Securities will be issued; (3) the currency, currencies or currency units in which, or index with respect to which, the principal of, and any interest on, such Debt Securities may be payable; (4) the date on which such Debt Securities will mature; (5) the rate per annum at which such Debt Securities will bear if any, or the method of determination of such rate; (6) the dates from and on which such interest, it any, will accrue and be payable and the designated record dates for such interest payments; (7) whether such Debt Securities are to be issued in whole or in part in the form of one or more global securities (each a "Global Security") and, if so, the identity of a depositary (the "Debt Depositary") for such Global Security or Securities; (8) any redemption terms; (9) any conversion or exchange provisions; and (10) other specific terms.

        If any of the Debt Securities are sold for foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

        The Debt Securities may be issued in fully registered form without coupons ("Fully Registered Securities"), or in a form registered as to principal only with coupons or in bearer form with coupons. Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be only Fully Registered Securities. In addition, Debt Securities of a series may be issuable in the form of one or more Global Securities, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities. See "--Global Securities."

        One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

        Global Securities

        The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Debt Depositary identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in individually certificated form, a Global Security may not be transferred except as a whole to a nominee of the Debt Depositary for such Global Security, or by a nominee for the Debt Depositary to the Debt Depositary, or to a successor of the Debt Depositary or a nominee of such successor.

        The specific terms of the depositary arrangement with respect to any series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in a Global Security representing all or a portion of a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

        Conversion and Exchange

        The term, if any, on which Debt Securities of any series are convertible into or exchangeable for Common Stock or Preferred Stock will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of Novellus, in which the number of shares of Common Stock or Preferred Stock to be received by the holders of the Debt Securities would be calculated according to the market price of Common Stock or Preferred Stock as of a time stated in the Prospectus Supplement.

        Modification of Indentures

        Each Indenture, the rights and obligations of Novellus and the rights of the Holders may be modified with respect to one or more series of Debt Securities issued under such Indenture with the consent of the Holders of not less than a majority in principal amount of the outstanding Debt Securities of each such series affected by the modification or amendment. No modification of the terms of payment of principal or interest and no modification reducing the percentage required for modification, is effective against any Holder without his consent.

        Events of Default

        Each Indenture will provide that the following are events of default with respect to any series of Debt Securities issued thereunder: (1) default in the payment of the principal of any Debt Security of such series when and as the same shall be due and payable; (2) default in making a sinking fund payment, if any, when and as the same shall be due and payable by the terms of the Debt Securities of such series; (3) default for 30 days in the payment of any installment of interest on any Debt Securities of such series; (4) default for 90 days after notice in the performance in any material respect of any other covenants in respect of the Debt Securities of such series contained in the Indenture; (5) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Novellus or its property; and (6) any other event of default provided in the applicable Board of Directors' resolution or supplemental indenture under which such series of Debt Securities is issued. An event of default with respect to a particular series of Debt Securities issued under an Indenture will not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under such Indenture. The trustee under an Indenture may withhold notice to the Holder of any series of Debt Securities of any default with respect to such series (except in the payment of principal or interest) if it considers such withholding in the interests of such Holders.

        If an event of default with respect to any series of Debt Securities shall have occurred and be continuing, the appropriate trustee under the Indenture or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series may declare the principal or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement, of all the Debt Securities of such series to be due and payable immediately.

        Novellus will file at least annually with each trustee under the Indenture a certificate, signed by specified officers, stating whether or not such officers have knowledge of any default, and, if so, specifying each such default and the nature thereof.

        Subject to provisions relating to its duties in case of default, a trustee under the Indentures shall be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request, order or direction of any Holders, unless such Holders shall have offered to such trustee reasonable indemnity. Subject to such provisions for indemnification, the Holders of a majority in principal amount of the Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the appropriate trustee, or exercising any trust or power conferred upon such trustee, with respect to the Debt Securities of such series.

        Payment and Transfer

        Principal of, and premium and interest, if any, on, Fully Registered Securities will be payable at the corporate trust office of the trustee or any other office maintained by Novellus for such purposes, provided that payment of interest, if any, will be made, unless otherwise provided in the applicable Prospectus Supplement, by check mailed to the persons in whose names such Debt Securities are registered at the close of business on the day or days specified in the Prospectus Supplement. The principal of, and premium and interest, if any, on, debt Securities in other forms will be payable in the manner and at the place or places as designated by Novellus and specified in the applicable Prospectus Supplement.

        Fully Registered Securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by Novellus for such purposes, subject to the limitations in the applicable Indenture, without the payment of any service charge except for any tax or governmental charge incidental thereto. Provisions with respect to the transfer and exchange of Debt Securities in other forms will be set forth in the applicable Prospectus Supplement.

        Defeasance

        The Indenture will provide that it will cease to be of further effect with respect to a certain series of Debt Securities (except for certain obligations to register the transfer or exchange of Securities) if (1) Novellus delivers to the trustee for the Securities of such series for cancellation all Debt Securities of all series and the coupons, if any, appertaining thereto, or
(2) if Novellus deposits into trust with the Trustee money or United States government obligations, that, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal of and interest on, the Debt Securities of such series on the dates Such payments are due or redeemable in accordance with the terms of such Debt Securities.

        Senior Debt Securities

        The Senior Debt Securities will constitute part of the Senior Indebtedness (as defined below) of Novellus and will rank pari passu with all outstanding senior debt. Except as set forth in the applicable Prospectus Supplement, the outstanding Subordinated Indebtedness (as defined below) has been, or will be, subordinated, as to payment of principal, and premium and interest, if any, to Senior Indebtedness, including the Senior Debt Securities.

        Subordinated Debt Securities

        Except as described in the applicable Prospectus Supplement, the Subordinated Debt Securities will be junior and subordinate in right of payment to all Senior Indebtedness of Novellus, whether outstanding at the date of the Subordinated Indenture or incurred after such date. The term "Senior Indebtedness" will be defined to mean (1) all indebtedness of Novellus for money borrowed (including purchase-money obligations with an original maturity in excess of one year and synthetic lease obligations) or evidence by debentures, notes or other corporate debt securities or similar instruments issued by Novellus, (2) indebtedness or obligations of Novellus constituting a guarantee of indebtedness of or an obligation of others of the type referred to in (1) above, or (3) any modification, extension, renewal or refunding of any of the indebtedness or obligations referred to in (1) or (2) above, except any indebtedness or obligation or modification, extension, renewal or refunding that, under the express provisions of the instrument creating or evidencing it, or pursuant to which it is outstanding, is not superior in right of payment to the Subordinated Debt Securities. "Subordinated Indebtedness" will be defined to mean all indebtedness of Novellus that is subordinate and junior in right of payment to any other indebtedness of Novellus.

        Upon any distribution of assets of Novellus in connection with any dissolution, winding up, liquidation or reorganization of Novellus, the holders of all Senior Indebtedness will first be entitled to receive payment in full of principal of, and interest, if any, on, such Senior Indebtedness before the holders of Subordinated Debt Securities are entitled to receive any payment thereon. If any Subordinated Debt Security is declared due and payable because of the occurrence of an Event of Default, under circumstances when the provisions of the foregoing sentence are not applicable, the trustee under a Subordinated Indenture or the Holders of Subordinated Debt Securities shall be entitled to payment only after there shall first have been paid in full the Senior Indebtedness outstanding at the time such Subordinated Debt Security so becomes due and payable because of such Event of Default. During the continuance of any default with respect to Senior Indebtedness, or if a default would be caused by any payment upon or in respect of the Subordinated Debt Securities, or if any Subordinated Debt Securities are declared or become payable before their stated maturity because of an Event of Default, no payment may be made by Novellus or be due or payable upon or in respect of the Subordinated Debt Securities until all Senior Indebtedness has been paid in full.

        This subordination will not prevent the occurrence of any Event of Default. There is no limitation on the issuance of additional Senior lndebtedness in a Subordinated Indenture.

WARRANTS TO PURCHASE DEBT SECURITIES

        The following statements with respect to the Debt Warrants are summaries of, and subject to, the detailed provisions of a warrant agreement (the "Debt Warrant Agreement") to be entered into by Novellus and a warrant agent to be selected at the time of issue (the "Debt Warrant Agent").

        General

        The Debt Warrants, evidenced by warrant certificates (the "Debt Warrant Certificates"), may be issued under the Debt Warrant Agreement independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. If Debt Warrants are offered, the Prospectus Supplement will describe the terms of the warrants, including the following: (1) the offering price, if any-, (2) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of the warrants; (3) if applicable, the designation and terms of the Debt Securities with which the Debt Warrants are issued and the number of Debt Warrants issued with each such Debt Security; (4) if applicable, the date on and after which the Debt Warrants and the related Debt Securities will be separately transferable; (5) the principal amount of Debt Securities purchasable upon exercise of one Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise; (6) the date on which the right to exercise the Debt Warrants shall commence and the date on which such right shall expire; (7) Federal income tax consequences; (8) whether the warrants represented by the Debt Warrant certificates will be issued in registered or bearer form; (9) the currency, currencies or currency units in which the offering price, if any, and exercise price are payable; (10) the antidilution provisions of the Debt Warrants; and (11) any other terms of the Debt Warrants.

        Debt Warrant certificates may be exchanged for new Debt Warrant certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Debt Warrant Agent, which will be listed in the Prospectus Supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of holders of Debt Securities (except to the extent that the consent of Warrantholders may be required for certain modifications of the terms of an Indenture and the series of Debt Securities issuable upon exercise of the Debt Warrants) and are not entitled to payments of principal of and interest, if any, on the Debt Securities.

        Exercise of Debt Warrants

        Debt Warrants may be exercised by surrendering the Debt Warrant certificate at the corporate trust office of the Debt Warrant Agent, with the form of election to purchase on the reverse side of the Debt Warrant Certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon the exercise of Debt Warrants, the Debt Warrant Agent will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the exercising warrantholder and at the sole cost and risk of such holder. If less than all of the Debt Warrants evidenced by the warrant certificate are exercised, a new Debt Warrant certificate will be issued for the remaining amount of Debt Warrants.

                              PLAN OF DISTRIBUTION

        The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents, which agents may be affiliated with the Company. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

        Sales of Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the company's agents to offer and sell the Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

        Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on NASDAQ. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any series of Preferred Stock, Depositary Shares, Warrants, Debt Securities or Debt Warrants on any exchange, but it is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

        If so indicated in the applicable Prospectus Supplement, the Company may authorize dealers acting as the Company's agent to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

        Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

                                 LEGAL MATTERS

        The validity of the Securities offered hereby will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California.


                                     EXPERTS

        The consolidated financial statements of Novellus Systems, Inc. appearing in Novellus Systems, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

        No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to its date.


                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
Available Information................................................    2
Incorporation of Certain Documents by
   Reference.........................................................    2
The Company..........................................................    3
Use of Proceeds......................................................    4
Risk Factors.........................................................    4
Description of Securities............................................   10
Plan of Distribution.................................................   20
Legal Matters........................................................   21
Experts..............................................................   21


                                  $300,000,000




                             NOVELLUS SYSTEMS, INC.








                         -------------------------------
                                   PROSPECTUS
                         -------------------------------







                              _____ ___, 1998






================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


ITEM 16.  EXHIBITS

  Number
-----------
    4.1* Form of amendment to Restated Articles of Novellus Systems, Inc. for a series of Preferred Stock

    4.2*    Form of Warrant Agreement

    4.3*    Form of Deposit Agreement

    4.4**   Form of Indenture

    4.5*    Form of Debt Warrant Agreement

    5.1**   Opinion of Morrison & Foerster LLP

    23.1    Consent of Ernst & Young LLP

    23.3**  Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

    24.1**  Power of Attorney


---------------------------

* To be filed by amendment or incorporated by reference in connection with the offering of the applicable Securities.

** Previously filed as an exhibit to the Company's Registration Statement on Form S-3 filed on March 16, 1998 (Registration No. 333-48037) with the corresponding exhibit number, and incorporated by reference herein.

ITEM 17.  UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference to this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby futher undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) For the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 30th day of April, 1998.


                                       NOVELLUS SYSTEMS, INC.


                                       By: /s/ ROBERT M. SMITH
                                          ------------------------------------
                                                  Robert M. Smith
                                                  Executive Vice President,
                                                  Finance and Administration


        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


            SIGNATURE                            TITLE                        DATE
--------------------------------        --------------------------       ----------------


RICHARD S. HILL*                      Chairman of the Board and           April 30, 1998
--------------------------------      Chief Executive Officer
          Richard S. Hill

/s/ ROBERT H. SMITH                    Director, Executive Vice           April 30, 1998
--------------------------------       President, Finance and
          Robert H. Smith              Administration, Chief
                                       Financial Officer and
                                       Secretary

/s/ J. MICHAEL DODSON                  Vice President, Corporate          April 30, 1998
--------------------------------       Controller and Principal
       J. Michael Dodson               Accounting Officer


JOSEPH VAN POPPELEN*
--------------------------------       Director                           April 30, 1998
        Joseph Van Poppelen

GLEN POSSLEY*
--------------------------------       Director                           April 30, 1998
           Glen Possley

D. JAMES GUZY*
--------------------------------       Director                           April 30, 1998
           D. James Guzy

TOM LONG*
--------------------------------       Director                           April 30, 1998
             Tom Long

DAVID LITSTER*
--------------------------------       Director                           April 30, 1998
           David Litster

*By: /s/ ROBERT M. SMITH                                                  April 30, 1998
    ----------------------------
    Robert M. Smith
    Attorney-in-Fact


                                  EXHIBIT INDEX

 EXHIBIT                                                        SEQUENTIALLY
  NUMBER                  DESCRIPTION                          NUMBERED PAGE
---------  -------------------------------------------------   -------------

   4.1* Form of amendment to Restated Articles of Novellus Systems, Inc. for a series of Preferred
           Stock

   4.2*    Form of Warrant Agreement

   4.3*    Form of Deposit Agreement

   4.4**   Form of Indenture

   4.5*    Form of Debt Warrant Agreement

   5.1**   Opinion of Morrison & Foerster LLP

   23.1    Consent of Ernst & Young LLP

   23.3**  Consent of Morrison & Foerster LLP (included in
           Exhibit 5.1)

   24.1**  Power of Attorney


---------------------------

* To be filed by amendment or incorporated by reference in connection with the offering of the applicable Securities.

** Previously filed as an exhibit to the Company's Registration Statement on Form S-3 filed on March 16, 1998 (Registration No. 333-48037) with the corresponding exhibit number, and incorporated by reference herein.